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Tabrina Davis ComEd Media Relations
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ComEd Prepares to Implement $64 Million Customer Rate Relief Package
Program will provide immediate rate relief to customers most in need
CHICAGO (April 23, 2007) ComEd today announced it is preparing to implement a new $64 million relief package for ComEd residential customers most impacted by the company’s January rate increase. The program will provide immediate benefits to those customers and eliminate the need for ComEd rate freeze legislation.
“After negotiations this spring with legislators to find an alternative to rate freeze legislation, ComEd has developed a major, new program to provide immediate help for customers most impacted by the rate increase and most in need,” said Frank M. Clark, ComEd chairman and CEO. “This is a constructive alternative to rate freeze legislation — which, in contrast would not provide immediate help to our customers. However, ComEd would not be in any financial condition to implement these programs if rate freeze legislation were enacted.”
ComEd has indicated many times that rate freeze legislation would immediately put the company on the path to bankruptcy, threaten the reliability of the Illinois electric system, while providing no immediate relief to customers and costing them more in the long run. Rate freeze legislation would be subject to legal challenges, which could take years to resolve, preventing customers who need it from receiving relief now, if ever.
Relief would come in the form of credits, grants, weatherization funds and energy efficiency programs. The assistance would primarily target customers who may be struggling to pay their bills, such as seniors, working families, low-income households, and customers who heat their homes with electricity (electric space-heat customers). Funds will be available to customers in need as early as this summer.
Of the $64 million in relief, approximately $44 million would be available to customers this year with the remaining $20 million available over the next two years. The assistance would be made available as follows:
Residential Space-Heat Credits — $8 million
Credits will be applied to reduce the average percentage increases experienced by residential electric space heating customers (average of 28% annually) to approximately the average annual rate increase experienced by the average residential customers (average of 24% annually).
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Summer Bill Credits — LIHEAP-eligible and low-income customers, including seniors — $10.3 million
More than 184,000 eligible working families and low-income customers, including seniors (up to 200% of poverty level/$40,000 for family of 4) are eligible for a one-time credit of $30 for the summer months, which is equivalent to the cost of operating a window air conditioner for 600 hours.
Low Income High Bill Relief Fund — $5.5 million
Approximately 21,000 low-income, working and senior households who experienced increases of 30% or more (up to 200% poverty level/$40,000 for family of four) are eligible to receive one-time credits of up to $240 (prorated at $20 per month for accounts established after Jan. 2, 2007, which could be used for bill arrearages).
Special hardship fund for residential and non-residential customers — $11 million
Residential Customers — Assistance will be available to residential customers with household incomes up to 400 percent of the poverty level ($80,000 for a family of four). Credits up to $1000 will be available to households with hardship cases not addressed by other programs.
Non-residential Customers — Credits are available to those entities that include, but are not limited to religious institutions, community centers, schools, charitable organizations, common areas, including low-income and senior housing and certain condominium associations, or small business customers.
Targeted Condo/Apartment Building Common Areas — In addition, condominium associations/apartment building owners, which were reclassified will receive credits to reduce average common area rate increases to the average residential rate increase of 24 percent through 2007. To address rates going forward, we will make a filing with the ICC that would allow us to reduce the rates for those customers with demand less than 400 kilowatts to the average annual 24% increase and to bring these customers gradually to the same level as other common area customers over a period of several years.
New weatherization assistance for low-income electric space-heat customers — $3.9 million
ComEd is increasing the scope of an existing all-electric weatherization program for LIHEAP-approved customers. The program will provide ongoing relief for 2,000 households by helping them reduce their electric use and lower their bills.
ComEd is spending $5 million in assistance and energy efficiency programs this year through its CARE program. Programs include:
•	$1 million contribution to LIHEAP

•	$1 million to the Power Up Program

•	$500,000 in free compact fluorescent light (CFLs) bulbs to low-income customers

•	$1.5 million in discounted CFLs offered to residential customers

•	$500,000 for an environmental pilot project

•	$500,000 for educational programs
Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.8 million customers across Northern Illinois, or 70 percent of the state’s population.